Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sealed Air Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-176275, 333-176267, 333-152909, 333-126890, 333-89090 and 333-196508) on Form S-8 and (No. 333-19509) on Form S-3 of Sealed Air Corporation of our reports dated February 28, 2014, except as to Notes 1, 5 and 20 which are as of June 6, 2014 with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2013, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in this Form 8-K.

/s/ KPMG LLP

Short Hills, New Jersey

June 6, 2014